Exhibit 10.34

Time Warner Inc. 2013 Stock Incentive Plan

Share Retention Version 2 (2013SOSRV2)

For Use from February 2015

TIME WARNER INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.        Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” includes (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

(b) “Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

(c) “Expiration Date” means the date set forth on the Notice (as defined below).

(d) “Good Reason” means (i) a breach by the Company or any Affiliate of an employment agreement between the Company or any of its Affiliates and the Participant and (ii) following a Change in Control, (w) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due, (x) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position, (y) a reduction in such Participant’s annual base salary or target annual bonus in effect as of the date of this Award without the Participant’s written consent or (z) without the Participant’s written consent, any requirement that the Participant’s principal place of employment be relocated to a location that increases such Participant’s commute from his or her primary residence by more than thirty-five (35) miles; provided that any of the events described in clauses (w), (x), (y) and (z) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

(e) “Notice” means (i) the Notice of Grant of Stock Option that accompanies this Agreement, if this Agreement is delivered to the Participant in “hard copy,” and (ii) the screen of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Participant.

(f) “Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Participant separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

(g) “Retirement” means a termination of employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

(h) “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2.        Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3.        Vesting of the Option.

(a) In General. Subject to Sections 3(b) and 3(c), the Option shall vest and become exercisable at such times as are set forth in the Notice.

(b) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable upon the earlier of (i) the first anniversary of the Change in Control or (ii) the termination of the Participant’s Employment (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason.

(c) Termination of Employment. If the Participant’s Employment with the Company and its Affiliates terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee (other than director of the Company or any Affiliate)), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration; provided, however, that if the Participant’s Employment terminates due to death, Disability or Retirement, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement. If the Participant is absent from work with the Company or with an Affiliate because of a temporary disability (any disability other than a Disability), or on an approved leave of absence for any purpose, the Participant shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines.

4.        Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of any employment agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Participant than clauses (i) – (vii) of this Section 4(a), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the closing time of trading on the Expiration Date (or 5:00 p.m. Eastern time on the Expiration Date, if earlier). Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below. If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Optionee’s Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the New York Stock Exchange (the “NYSE”) or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.

(i)        Death or Disability. If the Participant’s Employment with the Company and its Affiliates terminates due to the Participant’s death or Disability, the Participant (or his or her representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date of such termination and (B) the Expiration Date;

(ii)        Retirement. If the Participant’s Employment with the Company and its Affiliates terminates due to the Participant’s Retirement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) five (5) years following the date of such termination and (B) the Expiration Date; provided, that if the Company or any Affiliate has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to terminate due to the Participant’s Retirement, then the provisions of Section 4(a)(v) shall control;

(iii)        Unsatisfactory Performance; Voluntary Termination without Good Reason. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate (other than after a Change in Control as set forth in Section 4(a)(vi)) for unsatisfactory performance, but not for Cause (as determined in its sole discretion by the Company or any Affiliate), or the Participant voluntarily terminates Employment at any time without Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three months following the date of such termination and (B) the Expiration Date;

provided, that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control; provided further, that if the Company or any Affiliate has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to voluntarily terminate Employment without Good Reason, then the provisions of Section 4(a)(v) shall control;

(iv)        Termination other than for Cause. Subject to the provision of Section 4(a)(vi), if the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for any reason other than by the Company or its Affiliates for Cause, unsatisfactory performance or due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control;

(v)        Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one month following the date of such termination and (B) the Expiration Date; provided, however, that if the Participant is terminated by the Company or an Affiliate for Cause on account of one or more acts of fraud, embezzlement or misappropriation committed by the Participant, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable;

(vi)        After a Change in Control. If the Participant’s Employment with the Company and its Affiliates terminates after a Change in Control due to a termination by the Company other than for Cause or due to the Participant’s resignation for Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control; and

(vii)        Transfers of Employment. If (i) the Company or any Affiliate transfers the Participant’s Employment to a corporation, company or other entity that is not an Affiliate or (ii) the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a sale or other disposition by the Company or an Affiliate, the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration and the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such transfer, sale or other disposition and (B) the Expiration Date; provided that if Participant satisfies the age and service requirements described in the definition of “Retirement,” then the provisions of Section 4(a)(ii) shall control.

(b) Method of Exercise.

(i)        Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; (C) partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.

(ii)        Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii)        Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares or register the Participant’s ownership of such Shares electronically. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the Shares to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)        In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)        As a condition to the exercise of any Option evidenced by this Agreement, the Participant agrees to hold, for a period of twelve (12) months following the date of such exercise, a number of Shares issued pursuant to such exercise, equal to 75% (rounded down to the nearest whole Share) of the quotient of (A) and (B), where

(A) is the product of (1) the number of Shares exercised by the Participant multiplied by (2) fifty percent (50%) of the excess of the Fair Market Value of a Share on the date of exercise over the exercise price and (B) is the Fair Market Value of a Share on the date of exercise. The holding requirement related to Shares that is established in this Section 4(b)(v) shall terminate with respect to the Options evidenced by this Agreement (as well as any Shares issued pursuant to exercise of such Options) on the first anniversary of the date of termination of the Participant’s Employment with the Company or its Affiliates.

5.        No Right to Continued Employment or Future Grants of Options. The Participant understands that nothing contained herein constitutes an employment contract and neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the Employment of the Company or any Affiliate. Further, the Company or its Affiliate may at any time dismiss the Participant or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. The Participant also agrees and acknowledges that grants of Options under the Plan are discretionary and any grant of Options under the Plan does not imply or create any obligation on the part of the Company to make any future grants of Options to the Participant.

6.        Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.        Limitation on Acceleration of Vesting Following Change in Control.

a)

Notwithstanding any provision to the contrary in the Plan or this Agreement, in the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a Change in Control (which for purposes of this paragraph 7 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Participant not less than ten (10) business days prior to the Change in Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to such Participant under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to such Participant under any other plan, arrangement or agreement which constitute “parachute payments”

(collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to such Participant or for such Participant’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction such Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that such Participant would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this paragraph 7, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Participant before or after the Change in Control, including any amounts payable to such Participant following such Participant’s termination of employment hereunder with respect to any non-competition provisions that may apply to such Participant, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

b)	If the determination made pursuant to this paragraph 7 results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this paragraph 7, the Company shall promptly give such Participant notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that such Participant would otherwise be entitled to receive under this Agreement or otherwise and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, such Participant elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting such Participant to additional taxation under Section 409A of the Code.

c)

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the Participant’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for such Participant’s benefit shall be repaid by such Participant to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which such Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for such Participant’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

d)	In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this paragraph 7, the Participant shall control the issues involved in such dispute and make all final determinations with regard to such issues. The Company shall promptly pay, upon demand by such Participant, all legal fees, court costs, fees of experts and other costs and expenses which such Participant incurs in any actual, threatened or contemplated contest of such Participant’s interpretation of, or determination under, the provisions of this paragraph 7.

8.        Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

9.        Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

10.        Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.        Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to the Director, Global Stock Plans Administration, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12.        Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all stock option grants (including number of grants, grant dates, exercise price, vesting type, vesting dates, expiration dates, and any other information regarding options that have been granted, canceled, vested, unvested, exercisable, exercised or outstanding) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.

13.        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws, and any and all disputes between the Participant and the Company or any Affiliate relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York, and the Participant and the Company and any Affiliate hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.

14.        Entire Agreement. This Agreement, together with the Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.

15.        Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.

16.        Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

17.        Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.

18.        Entry into Force. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan. The Participant acknowledges and agrees that the Participant may be entitled from time to time to receive certain other documents related to the Company, including the Company’s annual report to stockholders and proxy statement related to its annual meeting of stockholders (which become available each year approximately three months after the end of the calendar year), and the Participant consents to receive such documents electronically through the Internet or as the Company otherwise directs.

10